UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

PREDICTIVE ONCOLOGY INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PREDICTIVE ONCOLOGY INC.

2915 Commers Drive, Suite 900

Eagan, Minnesota 55121

Telephone: (651) 389-4800

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on December 23, 2021

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Predictive Oncology Inc. (the “Company”) on December 23, 2021, at 3:00 PM (Central Time) at the offices of the Company’s counsel, Maslon, LLP, 3300 Wells Fargo Center, 90 South Seventh Street, Minneapolis, MN 55402 for the following purposes:

During the Annual Meeting, the Company’s stockholders will be asked to:

1.	Elect two Class III directors to hold office until the 2024 Annual Meeting of Stockholders;

2.	To ratify the appointment of Baker Tilly Virchow Krause, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 (the “Auditor Proposal”); and

3.	Conduct any other business as more fully described in the proxy statement accompanying this Notice.

These items of business are more fully described in the proxy statement accompanying this Notice.

The record date for the Annual Meeting is October 26, 2021. Only stockholders of record at the close of business on that date are entitled to vote at the meeting or any adjournment thereof, or by proxy.

By Order of the Board of Directors,

Sincerely,

/s/ J. Melville Engle

J. Melville Engle
Chief Executive Officer

Eagan, Minnesota

November 5, 2021

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You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote your shares. You may submit your proxy card or voting instruction card by completing, signing, dating and mailing your proxy card or voting instruction card in the envelope provided or vote by facsimile, email or over the Internet as instructed in the proxy statement. Any stockholder attending the meeting may vote in person, even if you already returned a proxy card or voting instruction card and intend to change your original vote. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a legal proxy issued in your name from that record holder.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON DECEMBER 23, 2021:

The Proxy Statement is

available at https://investors.predictive-oncology.com

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TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING	1
PROPOSAL NO. 1: ELECTION OF DIRECTORS	6
INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	9
RELATED PARTY TRANSACTIONS	14
EQUITY COMPENSATION PLAN INFORMATION	15
EXECUTIVE COMPENSATION	16
DIRECTOR COMPENSATION	22
PROPOSAL NO 2.: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS	23
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	25
FORM 10-K	27
OTHER MATTERS	28

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PREDICTIVE ONCOLOGY INC.

2915 Commers Drive, Suite 900

Eagan, Minnesota 55121

Telephone: (651) 389-4800

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 23, 2021

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors (the “Board of Directors” or the “Board”) of Predictive Oncology Inc. (the “Company”) is soliciting your proxy to vote at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on December 23, 2021, at 3:00 PM (Central Time), including any adjournments or postponements of the Annual Meeting. The Annual Meeting will be held at the offices of the Company’s counsel, Maslon, LLP You are invited to attend the Special Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy by facsimile, email or on the Internet.

The Company intends to mail this proxy statement and accompanying proxy card on or about November 5, 2021, to all stockholders of record entitled to vote at the Annual Meeting.

Am I allowed to attend the Special Meeting in person?

Stockholders may attend the Annual Meeting in person. Any stockholder who desires to attend in person is kindly asked to provide advance written notice to bmyers@predictive-oncology.com. If you would like directions to the offices of the Company’s counsel, Maslon, LLP, please call (651) 389-4800. Please note that any stockholder who attends the Annual Meeting in person will be required to wear a mask considering the ongoing COVID-19 pandemic and vaccination efforts.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on October 26, 2021, will be entitled to vote at the Annual Meeting. On the record date, there were 65,580,870 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on October 26, 2021, your shares were registered directly in your name with the Company’s transfer agent, Equiniti, then you are a stockholder of record. As a stockholder of record, you may vote at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote your shares by completing, signing, dating and mailing your proxy card in the envelope provided or vote by proxy via facsimile, email or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on October 26, 2021, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the meeting unless you request and obtain a valid legal proxy from your broker or other agent.

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What am I voting on?

There are two matters scheduled for a vote:

1.	To elect two Class III directors to hold office until the 2024 Annual Meeting of Stockholders;

2.	To ratify the appointment of Baker Tilly Virchow Krause, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 (the “Auditor Proposal”)

How do I vote?

For Proposal No. 1, you may either vote “FOR” the nominee to the Board of Directors or you may “Withhold” your vote for the nominee. For Proposal No. 2, you may vote “FOR” or “AGAINST” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy via facsimile, email or on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote your shares even if you have already voted by proxy.

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To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

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To vote by email, complete, sign and date the enclosed proxy card and scan and email it to [Insert email address]. Your vote must be received by 4:00 PM Eastern Daylight Time (3:00 PM Central Daylight Time) on December 22, 2021, to be counted.

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To vote by facsimile, complete, sign and date the enclosed proxy card and fax it to (303) 282-5800. Your vote must be received by 4:00 PM Eastern Daylight Time (3:00 PM Central Daylight Time) on December 22, 2021, to be counted.

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To vote online during the Annual Meeting, visit www.proxypush.com/POAI, be sure to have your Notice of Internet Availability or proxy card available and follow the instructions given on the secure website. You will need the 16-digit control number that is printed in the box marked by the arrow on your Notice of Internet Availability or proxy card to vote online at the Annual Meeting.

Internet Voting

We are providing Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should receive a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is submitted to your broker or bank. Alternatively, you may vote over the Internet as instructed by your broker or bank. To vote in real time at the Annual Meeting, you must obtain a valid legal proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request a proxy form.

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How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of October 26, 2021.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” Proposal 2 and “For” the directors nominated for re-election in Proposal No. 1.

Who is the Company’s proxy solicitor, and who is paying for this proxy solicitation?

The Company has retained Regan & Associates, Inc. (“Regan”), an independent proxy solicitation firm, to assist in soliciting proxies on our behalf. We have agreed to pay Regan a fee of $30,000, plus out-of-pocket expenses, for these services. We bear all proxy solicitation costs. If stockholders need assistance with casting or changing their vote, they should contact our proxy solicitor, Regan, at (212) 587-3005.

In addition, our directors and employees may also solicit proxies in person, by telephone, email or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure all your shares are voted.

Are proxy materials available on the Internet?

This proxy statement is available at https://investors.predictive-oncology.com.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may send a written notice to the secretary of the Company before the Annual Meeting stating that you would like to revoke your proxy.

•	If you have signed and returned a paper proxy card, you may sign a new proxy card bearing a later date and submit it as instructed above.

•	If you have voted by telephone or Internet, you may cast a new vote by telephone or over the Internet as instructed above.

•	You may attend the Annual Meeting to vote in person. Attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

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How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting for each proposal separately. For Proposal No. 1, the inspector of election will count “FOR,” “WITHHOLD”, abstentions and broker non-votes. For Proposal No. 2, the inspector of election will count “FOR”, “AGAINST” and abstentions. Abstentions will be counted towards the vote total for each proposal and will have the same effect as “Against” votes, except in connection with Proposal No. 2. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

Is cumulative voting permitted for the election of directors?

No. You will not be permitted to cumulate your votes for the election of directors. Under Delaware law, stockholders are not entitled to cumulative voting rights unless a corporation’s certificate of incorporation explicitly authorizes such rights. The Company’s certificate of incorporation does not authorize cumulative voting rights for stockholders.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered “routine,” but not with respect to “non-routine” matters. Proposal No. 2 is considered routine under the NYSE rules. All other proposals are matters considered non-routine by the New York Stock Exchange, and therefore, there may be broker non-votes on these proposals.

How many votes are needed to approve each proposal?

•	For Proposal No. 1, the election of two Class III directors, who are elected by a plurality of the votes of the shares present at the meeting or represented by proxy and entitled to vote on the election of directors, the nominees receiving the most “For” votes will be elected. Only votes “For” or “Withheld” will affect the outcome.

•	For Proposal No. 2, approval of auditors, to be approved, Proposal No. 2 must receive a “For” vote from majority of shares of capital stock of the Company present at the meeting or represented by proxy and entitled to vote on Proposal No. 2. If you “Abstain” from voting, it will have the same effect as an “Against” vote. There will be no broker non-votes on Proposal No. 2.

What is the quorum requirement?

A quorum of the Company’s stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting or represented by proxy. On the record date, there were 65,580,870 shares of common stock outstanding and entitled to vote. Thus, the holders of 32,790,436 shares of common stock must be present at the meeting or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in real time at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting or represented by proxy, or the chairman of the meeting, may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K, which we will file within four business days after the Annual Meeting.

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When are stockholder proposals due for the 2022 Annual Meeting?

If you would like to submit a proposal for us to include in the proxy statement for the 2022 Annual Meeting of Stockholders, you must comply with Rule 14a-8 under the Exchange Act and the advance notice provisions of our Amended and Restated Bylaws. You must also make sure that we receive your proposal at our executive offices (sent c/o Secretary) by July 8, 2022, if the Annual Meeting is held within 30 days of December 23, 2022. If the Annual Meeting is not held within 30 days of such date, then the Company will disclose the deadline for such proposals, if different. Any stockholder proposal included in our proxy statement will also be included on our form of proxy so that stockholders can indicate how they wish to vote their shares on the proposal.

If you would like to recommend a person for consideration as a nominee for election as a director at the 2022 Annual Meeting of Stockholders, you must comply with the advance notice provisions of our Second Amended and Restated Bylaws. These provisions require that we receive your nomination at our executive offices (sent c/o Secretary) no earlier than September 24, 2022 and no later than October 24, 2022.

If you would like to present a proposal at the 2022 Annual Meeting of Stockholders without including it in our proxy statement, you must comply with the advance notice provisions of our Second Amended and Restated Bylaws. These provisions require that we receive your proposal at our executive offices (sent c/o Secretary) no earlier than September 24, 2022 and no later than October 24, 2022. If the Annual Meeting is not held within 30 days of such date, then the Company will disclose the deadline for such proposals, if different.

If the presiding officer at the 2022 Annual Meeting of Stockholders determines that a stockholder proposal or stockholder director nomination was not submitted in compliance with the advance notice provisions of our Second Amended and Restated Bylaws, the proposal or nomination will be ruled out of order and not acted upon.

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PROPOSAL NO. 1: ELECTION OF DIRECTORS

The Board of Directors shall be comprised of such number of directors as determined by the Board, and directors need not be stockholders of the Company. The Board is divided into three classes, and one class is elected each year at the Annual Meeting of Stockholders for a term of three years. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy shall serve for the remainder of the full term and until the director’s successor is elected and qualified.

The directors of the Company do not have a definite term of office and each director serves until his or her successor is elected and duly qualified. The Board has established a Nominating and Governance Committee which considers director candidates, including those recommended by stockholders, and recommends candidates to the full Board for approval. To nominate a director, stockholders must submit such nomination in writing to our Secretary at 2915 Commers Drive, Suite 900, Eagan, Minnesota 55121.

The terms of the Class III directors are scheduled to expire on the date of the upcoming Annual Meeting. Based on the recommendation of the Nominating and Governance Committee, the Board’s nominees for election by the stockholders are Christina L. Jenkins, MD and Raymond F. Vennare. If elected, the nominees will serve as directors until the 2024 Annual Meeting of Stockholders and until his/her successor is duly elected and qualified, or until his/her earlier death, resignation, or removal.

Set forth below are the biographies of each director, as well as a discussion of the experience, qualifications, attributes and skills that led the Board to conclude that each person nominated to serve or currently serving on the Board should serve as a director. In addition to the information presented below, we believe that the nominee meets the minimum qualifications established by the Nominating and Governance Committee.

Name	Age (1)	Position

J. Melville Engle Daniel E. Handley, M.S., Ph.D. Gregory S. St. Clair, Sr. Chuck Nuzum Nancy Chung-Welch, Ph.D. Raymond F. Vennare Christina Jenkins, M.D.	71 61 55 73 61 69 50	Director, CEO, Chairman of the Board Director Director Director Director Director Director

(1) As of the date of this proxy statement

Nominees for Class III Directors for a Three-Year Term Ending at the 2024 Annual Meeting

Christina Jenkins, M.D. was appointed to the Board on April 21, 2021 Dr. Jenkins is a strategic advisor and venture investor whose expertise spans clinical medicine, venture capital, health systems and health plans. She applies her unique perspective of providers, payers and consumers to help leaders optimize growth and health outcomes. Currently, Dr. Jenkins is a Venture Partner at Phoenix Venture Partners (PVP), where she co-leads the firm’s seed-stage investment strategy in the healthcare/life sciences vertical. She is focused on hardware-enabled platform companies that are transforming the way we diagnose, monitor and treat health conditions. Dr. Jenkins also leads investments for Portfolia, Inc.’s FemTech and Active Aging and Longevity funds, focusing on evidence-backed digital health and device companies targeting the health of women. She also is a director of Independence Health Group (the parent company of Independence Blue Cross and AmeriHealth Caritas), a board of directors observer at Madorra Inc., and an advisory board member of multiple value-generating healthcare companies. Dr. Jenkins is also a member of the Kauffman Fellows, a global leadership program in venture capital, completing her fellowship at New Enterprise Associates. Previously, she was the founding CEO of OneCity Health Services, a subsidiary of NYC Health + Hospitals, building a team from two to 130 and leading a successful $1.2 billion effort to design and implement technology-enabled care models and accelerate value-based payment (financial risk) readiness for one million lives. She was also a Clinical Instructor in Internal Medicine at Mount Sinai Medical Center in New York City, and began her career as a financial analyst (FMP) with GE Healthcare. She earned her M.D. from Northwestern University Medical School, where she was Class President, and her B.S. in Industrial Management at Purdue University.

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Raymond F. Vennare was appointed to the Board on September 13, 2021. Mr. Vennare brings more than thirty years of experience to his work as an accomplished senior executive, board director and biotechnology entrepreneur. As a professional who has built and managed companies on behalf of institutional investors, private foundations and research institutions, he is recognized as an expert in the practice of company creation, technology commercialization, business development and corporate governance. Mr. Vennare is currently (and has been since 2015), Chairman of the Board and CEO of Cvergenx, Inc., a genomic informatics company developing decision-support tools for radiation oncology, and since 2019 has been on the Board of Directors of Cvergenx Technologies India Private, Ltd. He also serves as a trusted and confidential advisor to clients as diverse as nationally ranked universities and philanthropic foundations to multi-national publicly traded companies and early-stage start-ups. Previously Mr. Vennare was Co-founder, President and CEO of ThermalTherapeutic Systems, Inc. (Medical Device); President and Chief Executive Officer of ImmunoSite, Inc. (Diagnostics); Senior Vice President and Chief Information Officer, TissueInformatics, Inc. (Bioinformatics); Founder, President and Partner in VSInteractive (Information Technology) and, Founder and President of the Fine Art Inventory Network (On-line Commerce). From June 2018 to December 2020, he was Vice Chairman of Guangzhou INDA Biotechnology Company, Ltd. Mr. Vennare has a Master’s Degree in Business and Ethics from Duquesne University, a Master’s Degree in Art History and Museum Studies from Case Western Reserve University and a Bachelor’s Degree from the University of Pittsburgh.

Class I Directors Continuing in Office Until the 2022 Annual Meeting

Daniel E. Handley M.S., Ph.D. Dr. Handley was appointed to the Board on February 19, 2020. He serves as a Professor and the Director of the Clinical and Translational Genome Research Institute of Southern California University of Health Sciences. Previously, he was the Chief Scientific Officer of the Clinical and Translational Genome Research Institute, a Florida 501(c)3 non-profit corporation. During that time, he also held a courtesy faculty appointment in the Department of Biological Sciences at Florida Gulf Coast University. He previously served as the Chief Scientific Officer for Advanced Healthcare Technology Solutions, Inc., Life-Seq, LLC, as a senior researcher at the Procter & Gamble Co., a senior administrator, researcher, and laboratory manager at the David Geffen UCLA School of Medicine, and as a founding biotechnology inventor for the National Genetics Institute. He holds a B.A. in Biophysics from Johns Hopkins University, an M.S. in Logic and Computation from Carnegie Mellon University, a Ph.D. in Human Genetics from the University of Pittsburgh. He completed his post-doctoral training at Magee-Women’s Research Institute researching advanced genomic technologies applied to fetal and maternal health. He is a decorated veteran of the U.S. Navy, having served as a nuclear propulsion instructor and a submarine nuclear reactor operator.

Chuck Nuzum. Mr. Nuzum was appointed to the Board on July 9, 2020. He has extensive experience as a CFO that ranges from private start-ups to large publicly traded companies. Mr. Nuzum presently provides financial consulting services on a project basis to companies such as McKesson, BioMarin, AutoDesk and Squire Patton Boggs, mentors start-up companies and serves on the Board of Directors of several companies. Previously he was co-founder and CFO of the Tyburn Group, a financial services company that creates and delivers prepaid payroll and general-purpose card programs for customers. For the four years prior, Mr. Nuzum served as the Controller of Dey, L.P., a large pharmaceutical manufacturing subsidiary of Merck KGaA. Prior to that he was co-founder, Executive Vice President and CFO of SVC Financials Services, one of the first companies in the field to integrate a mobile money solution for global distribution, Vice President of Finance and Administration at Tiburon, Inc., a leader in public safety and justice information systems, and CFO of Winebid.com the world’s leading e-commerce wine auction company. For more than two decades, Mr. Nuzum was CFO of Loomis Fargo & Co., the well-known international provider of ATM systems, armored cars and other security services. Mr. Nuzum, a Certified Public Accountant, earned his BA at the University of Washington at Seattle.

Class II Directors Continuing in Office Until the 2023 Annual Meeting

J. Melville Engle. Mr. Engle was appointed to the Board on October 27, 2016 and became Chairman of the Board on April 3, 2020. He became CEO on March 19, 2021. Mr. Engle has worked in the healthcare industry for the past three decades. Since 2012, he has served as President and Chief Executive Officer of Engle Strategic Solutions, a consulting company focused on CEO development and coaching, senior management consulting, corporate problem solving and strategic and operational planning. He was Chairman of the Board of Windgap Medical, Inc., and has held executive positions at prominent companies including Chairman and Chief Executive Officer at ThermoGenesis Corp., Regional Head/Director, North America at Merck Generics, President and Chief Executive Officer of Dey, L.P. and CFO, at Allergan, Inc. In addition to ThermoGenesis, he has served on the Board of Directors of several public companies, including Oxygen Biotherapeutics and Anika Therapeutics where he was Lead Independent Director and Chairman of the Board, respectively. Mr. Engle holds a BS in Accounting from the University of Colorado and an MBA in Finance from the University of Southern California. He has served as a Trustee of the Queen of the Valley Medical Center Foundation, was a Board Member of the Napa Valley Community Foundation, and at the Napa College Foundation. He was also Vice Chair of the Thunderbird Global Council at the Thunderbird School of Global Management in Glendale, Arizona.

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Gregory S. St.Clair, Sr. Mr. St.Clair was appointed to the Board on July 9, 2020. He is the Founder and Managing Member of SunStone Consulting, LLC, a healthcare consulting firm that has served healthcare providers throughout the United States since 2002. As frequently sought experts on issues related to compliance, reimbursement and revenue integrity, Mr. St.Clair and his team are constantly on-call to assist clients as they address financial challenges through creative solutions to the nation’s health systems. He is a nationally recognized expert by government regulators and health law attorneys regarding reimbursement and compliance matters. Previously, Mr. St.Clair worked as a national vice president for CGI, ImrGlobal, and Orion Consulting and as national director for Coopers & Lybrand. He holds a B.A. in Accounting and Finance from Juniata College in Huntington, Pennsylvania.

Nancy Chung-Welch, Ph.D. Dr. Chung-Welch was appointed to the Board on July 9, 2020. She is currently an independent consultant advising life science companies and their institutional investors on life science companies, technologies and industries with an emphasis on the research product/tools market. Previously she was a Director, Business Development at Cell Signaling Technology and was Director, Business Development at Thermo Fisher Scientific and Technical Marketing Manager for Fisher Scientific. She has over 25 years of marketing and business development experience in the life sciences market. Dr. Chung-Welch has a balanced blend of business and technical/analytical strengths to provide sound foundation for technology/IP assessments and external partnerships. She has a strong record of domestic and international experience in business and customer needs analysis, technology assessment, licensing, distribution deals, partnerships, strategic alliances, strategic customer relationships, mergers/acquisitions. She previously served as Instructor in Surgery and Assistant in Physiology at Harvard Medical School and the Massachusetts General Hospital with expertise in basic science research, including cell biology, tissue culture, vascular physiology, genomics, proteomics, and lab automation applications. She is also a hands-on marketing executive and has conceptualized, launched, and managed products and services in the laboratory, medical, biotech/pharma, academic and government markets. She received her Ph.D. in Vascular Physiology and Cell Biology from Boston University.

Vote Required and Board of Directors’ Recommendation

Directors are elected by a plurality of the votes of the shares present at the meeting or represented by proxy and entitled to vote on the election of directors at the Annual Meeting. The nominees receiving the most “For” votes (among votes properly cast in real time at the virtual meeting or by proxy) will be elected. If no contrary indication is made, shares represented by executed proxies will be voted “For” the election of the nominees named above or, if any nominee becomes unavailable for election as a result of an unexpected occurrence, “For” the election of a substitute nominee designated by the Board. The nominees have agreed to serve as directors if elected, and the Company has no reason to believe that the nominees will be unable to serve.

The proposal for the election of directors relates solely to the election of the Class III directors nominated by the Board of Directors.

THE PREDICTIVE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE CLASS III NOMINEES NAMED ABOVE.

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INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

Under NASDAQ listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board of Directors consults with our counsel to ensure that the Board of Directors’ determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management, and its independent registered public accounting firm, the Board of Directors has affirmatively determined that Chuck Nuzum, Nancy Chung-Welch, Ph.D., Greg St. Clair, Dan Handley, Ph.D., Christina L. Jenkins, MD and Raymond F. Vennare are independent directors within the meaning of the NASDAQ listing standards. In making this determination, the Board of Directors found that none of these directors and nominees had a material or other disqualifying relationship with the Company.

Leadership structure

Prior to March 19, 2021, J. Melville Engle had served as independent Board Chair since 2016. On March 19, 2021, Mr. Engle became the Company’s Chief Executive Officer and was no longer considered an independent director. The Board determined that it would be in the Company’s best interests to retain Mr. Engle as Board Chair. In April 2021, the Board appointed Chuck Nuzum as lead independent director.

Oversight of risk management

Board-level risk oversight is primarily performed by our full Board, although the Audit Committee oversees our internal controls and regularly assesses financial and accounting processes and risks. Our risk oversight process includes an ongoing dialogue between management and the Board and the Audit Committee, intended to identify and analyze risks that face the Company. Through these discussions with management and their own business experience and knowledge, our directors are able to identify material risks for which a full analysis and risk mitigation plans may be necessary. The Board (or the Audit Committee, with respect to risks related to internal controls, financial and accounting matters) monitors risk mitigation action plans developed by management, to ensure such plans are implemented and are effective in reducing the targeted risk.

Code of ethics and business conduct

On November 14, 2008, the Board adopted the Code of Ethics of Predictive Oncology Inc. that applies to all officers, directors and employees of the Company. We intend to maintain the highest standards of ethical business practices and compliance with all laws and regulations applicable to our business. The Code of Ethics is available in print to any stockholder requesting a copy in writing from our Corporate Secretary at our executive office set forth on the cover page of this proxy statement.

Stockholder communications with the Board of Directors

Stockholders may send communications to the Company’s Board of Directors, or to any individual Board member, by means of a letter to such individual Board member or the entire Board addressed to:

Board of Directors (or named Board member)

Predictive Oncology Inc.

Attention: Chief Financial Officer

2915 Commers Drive, Suite 900

Eagan, Minnesota 55121

If a stockholder is unsure as to which category the concern relates, the stockholder may communicate it to any one of the independent directors in care of Chief Financial Officer at the address of our principal executive offices listed above. All stockholder communications sent in care of our Chief Financial Officer will be forwarded promptly to the applicable director(s).

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Meetings of the Board of Directors

The Board of Directors met twelve times during the fiscal year ended December 31, 2020. During that fiscal year, all directors attended at least 75% of the aggregate of the meetings of the Board of Directors and of the committees on which they served, and which were held during the period for which they were directors or committee members. In addition, the directors often communicate informally to discuss the affairs of the Company and, when appropriate, take formal action by written consent, in accordance with the Company’s Certificate of Incorporation, as amended, its Second Amended and Restated Bylaws and Delaware law.

Family Relationships

There are no family relationships among our directors and executive officers.

Information regarding committees of the Board of Directors

During the fiscal year ended December 31, 2020, the Board of Directors maintained four committees: The Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Merger & Acquisition Committee. Below is a description of each committee of the Board of Directors as these committees are presently constituted. The Board of Directors has determined that each current member of each committee meets the applicable SEC and NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regards to the Company.

Audit Committee of the Board; Audit Committee Financial Expert

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements.

The functions of the Audit Committee include, among other things:

serving as an independent and objective party to monitor the Company’s financial reporting process and internal control system;

coordinating, reviewing and appraising the audit efforts of the Company’s independent auditors and management and, to the extent the Company has an internal auditing or similar department or persons performing the functions of such department (“internal auditing department” or “internal auditors”), the internal auditing department; and

communicating directly with the independent auditors, financial and senior management, the internal auditing department, and the Board of Directors regarding the matters related to the committee’s responsibilities and duties.

Both our independent registered public accounting firm and management periodically meet privately with the Audit Committee.

Our Audit Committee currently consists of Mr. Nuzum, as the chairperson, Dr. Chung-Welch and Mr. St. Clair. During 2020, the Audit Committee chairperson was Ms. Pamela Prior, who was replaced on the committee and as chairperson by Mr. Nuzum in July 2020. Each Audit Committee member is a non-employee director of the Board. The Board of Directors reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all current members of our Audit Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Audit Committee met six times in fiscal year 2020.

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Compensation Committee

The Compensation Committee of the Board of Directors currently consists of two directors, Mr. Nuzum, as the chairperson, and Dr. Chung-Welch. All members of the Compensation Committee were appointed by the Board of Directors, and such committee consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and “independent” as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards. In fiscal 2020, the Compensation Committee met eight times.

The functions of the Compensation Committee include, among other things:

•	approving the annual compensation packages, including base salaries, incentive compensation, deferred compensation and stock-based compensation, for our executive officers;

•	administering our stock incentive plans, and subject to Board approval in the case of executive officers, approving grants of stock, stock options and other equity awards under such plans;

•	approving the terms of employment agreements for our executive officers;

•	developing, recommending, reviewing and administering compensation plans for members of the Board of Directors;

•	reviewing and discussing the Company’s compensation discussion and analysis with management; and

•	preparing any compensation committee report required to be included in the annual proxy statement.

All Compensation Committee approvals regarding compensation to be paid or awarded to our executive officers are rendered with the full power of the Board, though not necessarily reviewed by the full Board.

Our Chief Executive Officer may not be present during any Board or Compensation Committee voting or deliberations with respect to his compensation. Our Chief Executive Officer may, however, be present during any other voting or deliberations regarding compensation of our other executive officers but may not vote on such items of business.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has been an executive officer or employee of ours while serving on the Committee. None of our officers currently serves, or has served during the last completed year, on the Compensation Committee or the Board of Directors of any other entity that has one or more officers serving as a member of the Board of Directors or the Compensation Committee.

Nominating and Governance Committee

The Nominating and Governance Committee of the Board of Directors currently consists of Dr. Handley, as the chairperson, Mr. Nuzum and Mr. Vennare. Dr. Handley and Messrs. Nuzum and Vennare are “independent directors,” as such term is defined by The NASDAQ Market Listing Rule 5605(a)(2), and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. The Nominating and Governance Committee met four times during fiscal year 2020.

The purpose of the Nominating and Governance Committee is to:

•	Consider and make recommendations to the Board on all matters pertaining to the effectiveness of the Board, including with respect to: (i) the size and composition of the Board including the recognition of Equal Opportunity (which is the policy of treating Directors and others without discrimination, especially on the basis of their sex, ethnicity, religion, disability, national origin, sexual orientation or identification, veteran status, race, or age); (ii) individuals qualified to become Directors; (iii) nominees to the Board for action at the next annual meeting of stockholders; (iv) the structure and composition of the committees of the Board; (v) Board compensation; (vi) evaluation of the Directors, Committees and the Board; and (vii) overseeing the staggered annual Board elections.

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•	Advise the Board and management on Company policies and practices that pertain to the Company’s responsibilities as a global corporate citizen, its special obligations as a biotechnology company whose products and services affect health and quality of life around the world, and its commitment to the highest standards of ethics and integrity in all its dealings.

•	Take a leadership role in shaping the corporate governance of the Company, including the development of a set of corporate governance guidelines.

In furtherance of its purposes, the Nominating and Governance Committee:

•	Reviews the size and composition of the Board and makes recommendations to the Board as appropriate. The Committee has authority, with management consultation, for the engagement and termination of any search firm to be used to identify Director candidates and to approve engagement fees and terms for such firms.

•	Reviews criteria for election to the Board and recommends candidates for Board membership.

•	Reviews policies concerning retirement from the Board and, as appropriate, makes recommendations to the Board for changes in policy.

•	Reviews the structure and composition of Board committees and makes recommendations concerning the membership and the chairmanship of each committee based on seniority, expertise and other relevant considerations.

•	Considers and makes recommendations to the Board concerning such other matters relating to the practices, policies and performance of the Board as may be appropriate from time-to-time.

•	Regularly reports to the Board on the Committee’s activities and informs the Board promptly of any issues or concerns.

•	Reviews related person transactions and approves, disapproves or ratifies such transactions in accordance with the Related Person Transaction Policy under the Policies of the Board and under the purview of the Audit Committee.

•	As necessary, reviews the Board’s approach to determining Director independence and recommends changes as appropriate for consideration and approval by the full Board.

•	Reviews the D&O indemnity and Fiduciary Liability Insurance coverage for the Company's Officers and non-employee Directors.

•	Reviews public policy positions and strategy regarding political engagement, and corporate responsibility initiatives with significant financial reputational impact, as appropriate.

•	Monitors and evaluates the Company’s corporate citizenship and corporate responsibility programs and activities, including the support of charitable, political and educational organizations and political candidates and causes.

•	Reviews and makes recommendations to the Board on proposals that relate to corporate governance, public policy and/or corporate responsibility issues submitted by stockholders for inclusion in the Company’s proxy materials.

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•	Reviews and recommends, as appropriate, external and internal training and educational opportunities for Directors in areas of importance to the Company.

•	Develops a plan to periodically review and update the Committee’s Charter as necessary.

Merger & Acquisition Committee

The Merger & Acquisition Committee of the Board of Directors currently consists of Dr. Jenkins, as the chairperson, and Dr. Chung-Welch and Mr. Engle. The Merger & Acquisition Committee advises the Company with respect to any considered mergers, acquisitions, joint ventures and/or consolidations of any type.

Diversity

The Governance and Nominating Committee of the Board of Directors considers and makes recommendations to the Board on all matters pertaining to the effectiveness of the Board, such as the size and composition of the Board; including the recognition of Equal Opportunity (which is the policy of treating Directors and others without discrimination, especially on the basis of their sex, ethnicity, religion, disability, national origin, sexual orientation or identification, veteran status, race or age.

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RELATED PARTY TRANSACTIONS

The Audit Committee has the responsibility to review and approve all transactions to which a related party and the Company may be a party prior to their implementation, to assess whether such transactions meet applicable legal requirements. Except as described in this proxy statement, since the beginning of fiscal 2020, there were no related party transactions arising or existing requiring disclosure as required pursuant to NASDAQ listing standards, SEC rules and regulations or the Company’s policy and procedures.

One of our former directors, Richard L. Gabriel, is the Chief Operating Officer and serves as a director of GLG Pharma (“GLG”). GLG and we have a partnership agreement with Helomics for the purpose of bringing together their proprietary technologies to build out a personalized medicine platform for the diagnosis and treatment of women’s cancer. There has been no revenue or expenses generated by this partnership to date. Mr. Gabriel was also contracted as the President for TumorGenesis, our wholly owned subsidiary, while he was a member of the Board, and Mr. Gabriel received $13,500 in monthly cash payments. On May 1, 2021, Mr. Gabriel resigned from the Board to assume a management position with the company.

On November 30, 2018, Dr. Carl Schwartz, our former CEO, made a loan of $370,000 to us and received a note and a common stock purchase warrant for 22,129 warrant shares at $8.36 per share. Effective as of January 8, 2019, Dr. Schwartz made an additional loan of $950,000 and received an amended and restated note in the original principal amount of $1,320,000 and an amended and restated warrant, which added a second tranche of 74,219 warrant shares at an exercise price of $7.04. Each tranche became exercisable beginning on the sixth month anniversary of the date of the related loan through the fifth-year anniversary of the date of the related loan. On January 8, 2019, Dr. Schwartz also purchased 7,813 shares of our common stock in a private investment for $50,000, representing a price of $6.40 per share, pursuant to a subscription agreement. On February 6, 2019, Dr. Schwartz made an additional loan of $300,000 in us and received an amended and restated note in the original principal amount of $1,620,000 due on February 8, 2020, and an amended and restated warrant, which added a third tranche of 13,889 warrant shares at an exercise price of $11.88 per share. On May 21, 2019, we issued a third and restated common stock purchase warrant to Dr. Schwartz for value received in connection with the funding of all or a portion of the purchase price of his second amended and restated promissory note in the principal amount of $1,620,000. We accounted for the liability to issue more warrants as a derivative liability as the exact number of warrants to be issued was uncertain at the time of the agreement. We issued 5,753 warrants to Dr. Schwartz under the agreement in 2019, which reduced the value of the derivative liability by $38,413. As of December 31, 2019, the recorded derivative liability related to the agreement was $22,644.

During 2019, Dr. Schwartz advanced $300,000 to us. The loan earned 8% interest per annum. The due date of the loan was amended, and the loan became due December 31, 2019. An additional consideration of $15,000 was given for this extension. The loan is not connected to the previous note payable due to Dr. Schwartz.

As of January 2020, we were in default under the $315,000 note payable to Dr. Schwartz which was due on December 31, 2019 and determined that we would not be able to pay the $1,620,000 note payable to Dr. Schwartz when it became due on February 8, 2020. In January 2020, an exchange agreement was entered into with Dr. Schwartz to cancel both notes and issue a new promissory note. During January 2020, the Company entered into an exchange agreement with Dr. Schwartz. Under the exchange agreement, the two outstanding notes were cancelled and in exchange a new promissory note in the amount of $2,115,000 bearing 12% interest per annum and maturing on September 30, 2020 was issued. In addition to the promissory note, Dr. Schwartz received 50,000 shares of the Company’s common stock. All warrants issued under the prior promissory notes were cancelled under the exchange agreement; no rights and obligations remain under the cancelled notes. Beginning in October 2019, the Company and Dr Schwartz began to renegotiate the note. Due to the negotiations, the company did not issue any additional warrants because they would be cancelled under the new deal. The Company determined that the exchange agreement had, in substance, occurred on December 31, 2019 and was therefore included within the financial statements as of and for the year ended December 31, 2019 and a related loss on debt extinguishment of $310,000 was recognized in 2019. On April 21, 2020, the Company and Dr. Schwartz entered into an exchange agreement relating to the promissory note of the Company dated January 21, 2020 issued by the Company in the principal amount of $2,115,000. The Note was cancelled in exchange for 1,533,481 shares of newly issued Common Stock at an exchange rate of $1.43 per share.

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EQUITY COMPENSATION PLAN INFORMATION

The following table presents the equity compensation plan information as of December 31, 2020:

	Number of Securities to be Issued upon Exercise of Outstanding Restricted Stock, Warrants and Options (a)	Weighted Average Exercise Price of Outstanding Options, Warrants (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders (1)	1,413,547	$4.16	204,654
Equity compensation plans not approved by security holders	-	-	-

(1) Consists of outstanding options under the 2008 Equity Incentive Plan and the 2012 Stock Incentive Plan. The remaining share authorization under the 2008 Equity Incentive Plan was rolled over to the current 2012 Stock Incentive Plan (as amended, the “2012 Plan”). On March 22, 2019, our shareholders approved an amendment to the 2012 Plan to increase the reserve of shares of common stock authorized for issuance thereunder to 1,000,000. On September 3, 2020, our shareholders approved an amendment to the 2012 Plan to increase the reserve of shares of common stock authorized for issuance thereunder to 1,750,000. On August 10, 2021, the stockholders approved an amendment to the 2012 Plan to increase the reserve of shares of common stock authorized for issuance thereunder by 1,500,000, to 3,250,000 shares.

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EXECUTIVE COMPENSATION

Overview

This section describes the material elements of the compensation awarded to, earned by or paid to our former Chief Executive Officer and our Chief Financial Officer, collectively referred to as the “Named Executive Officers.” We did not have any other executive officers, as determined in accordance with SEC rules, during 2020.

Summary Compensation Table for Fiscal 2020 and 2019

The following table provides information regarding the compensation earned during the fiscal years ended December 31, 2020 and December 31, 2019 by each of the Named Executive Officers:

Name and Principal Position	Year	Salary	Bonus	(1) Stock Awards	(1) Option Awards	All Other Compensation	Total Compensation

Carl Schwartz, CEO (2)	2020	$430,000	$-	$46,002	$-	$-	$476,002
	2019	$100,000	$-	$-	$376,600	$-	$476,600

Bob Myers, CFO (3)	2020	$327,838	$-	$15,334	$-	$-	$343,172
	2019	$270,833	$-	$-	$100,597	$-	$371,430

(1)	Represents the actual compensation cost granted during 2020 and 2019 as determined pursuant to FASB ASC 718, Stock Compensation.

(2)	On March 19, 2021, Dr. Schwartz retired through his resignation as Chief Executive Officer. Dr. Schwartz received a salary increase to $460,000 annually on September 23, 2020, retroactively effective to July 1, 2020. Dr. Schwartz received 300,000 restricted stock units on September 23, 2020, payable in shares of common stock and vesting in equal annual installments over three years. Dr. Schwartz opted to take nine months of his 2019-year salary as stock options in lieu of cash. Dr. Schwartz received options to purchase 47,702 shares of common stock in lieu of a cash salary in 2019. The shares all vested at the time of grant and ranged in price from $1.54 per share to $7.90 per share for 2019 grants.

(3)	Mr. Myers received a salary increase to $345,000 annually on September 23, 2020, retroactively effective to July 1, 2020. Mr. Myers received 100,000 restricted stock units on September 23, 2020, payable in shares of common stock and vesting in equal annual installments over three years. Mr. Myers received a salary increase on August 1, 2019 to an annualized amount of $300,000. Mr. Myers received $19,250 paid in 2019 for 2018 accrued bonus. Mr. Myers received options to purchase 16,600 shares of common stock vesting over two (2) years in eight (8) equal installments priced at $1.54 per share.

Outstanding Equity Awards at Fiscal Year-end for Fiscal 2020

The following table sets forth certain information regarding outstanding equity awards held by the named executive officers as of December 31, 2020:

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Options						Restricted Stock Units
	Grant Date	Number of Securities Underlying Options Exercisable	Number of Securities Underlying Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Units of Stock That Have Not Vested	Market Value Of Units of Stock That Have Not Vested
Carl Schwartz	7/19/2013	7		$1.54	7/19/2023	—	—
	6/30/2015	26		$1.54	6/30/2025	—	—
	6/30/2015	26		$775.00	6/30/2025	—	—
	3/31/2016	59		$42.50	3/31/2026	—	—
	6/30/2016	133		$37.50	6/30/2026	—	—
	9/30/2016	121		$41.25	9/30/2026	—	—
	12/31/2016	179		$1.54	12/31/2026	—	—
	12/31/2016	714		$28.00	12/31/2026	—	—
	3/31/2017	238		$21.00	3/31/2027	—	—
	6/22/2017	37,689		$1.54	6/22/2027	—	—
	11/10/2017	2,834		$1.54	11/10/2027	—	—
	1/2/2018	14,175		$1.54	1/2/2028	—	—
	6/30/2018	12,168		$1.54	6/30/2028	—	—
	8/1/2018	4,490		$1.54	8/1/2028	—	—
	1/2/2019	32,305		$1.54	1/2/2029	—	—
	4/4/2019	20,000		$1.54	4/4/2029	—	—
	7/1/2019	4,219		$7.90	7/1/2029	—	—
	8/1/2019	5,128		$6.50	8/1/2029	—	—
	9/1/2019	6,050		$5.51	9/1/2029	—	—
	3/31/2020	3,174		$1.58	3/31/2030	—	—
	6/30/2020	3,049		$1.64	6/30/2030	—	—
	9/23/2020	—		—	—	300,000	$253,710
	9/30/2020	6,142		$0.81	9/30/2030	—	—
	12/31/2020	20,481		$0.73	12/31/2030	—	—

Bob Myers	8/13/2012	53		$1.54	8/13/2022	—	—
	3/18/2013	42		$1.54	3/18/2023	—	—
	3/6/2014	14		$1.54	3/6/2024	—	—
	9/16/2016	357		$1.54	9/16/2026	—	—
	6/22/2017	30,411		$1.54	6/22/2027	—	—
	4/4/2019	16,600		$1.54	4/4/2029	—	—
	9/23/2020	—		—	—	100,000	$84,570

Executive Compensation Components for Fiscal 2020

Base Salary. Base salary is an important element of our executive compensation program as it provides executives with a fixed, regular, non-contingent earnings stream to support annual living and other expenses. As a component of total compensation, we generally set base salaries at levels believed to attract and retain an experienced management team that will successfully grow our business and create stockholder value. We also utilize base salaries to reward individual performance and contributions to our overall business objectives, but seek to do so in a manner that does not detract from the executives’ incentive to realize additional compensation through our stock options.

The Compensation Committee reviews the Chief Executive Officer’s salary at least annually. The Compensation Committee may recommend adjustments to the Chief Executive Officer’s base salary based upon the Compensation Committee’s review of his/her current base salary, incentive cash compensation and equity-based compensation, as well as his/her performance and comparative market data. The Compensation Committee also reviews other executives’ salaries throughout the year, with input from the Chief Executive Officer. The Compensation Committee may recommend adjustments to other executives’ base salary based upon the Chief Executive Officer’s recommendation and the reviewed executives’ responsibilities, experience, and performance, as well as comparative market data.

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In utilizing comparative data, the Compensation Committee seeks to recommend salaries for each executive at a level that is appropriate after considering experience for the relevant position and the executive’s performance. The Compensation Committee reviews performance for both our Company (based upon achievement of strategic initiatives) and each individual executive. Based upon these factors, the Compensation Committee may recommend adjustments to base salaries to better align individual compensation with comparative market compensation, to provide merit-based increases based upon individual or company achievement, or to account for changes in roles and responsibilities.

Bonuses. Until 2018, the Chief Financial Officer received 20% contractual annual cash bonuses. Any other bonuses for the CFO, as well as for the CEO, if offered, were determined by the Compensation Committee. The bonuses in past years were a combination of cash and employee stock options. The CFO signed an amended contract whereby the contractual bonuses were removed after August 1, 2018. All bonuses after 2018 became part of a structured program established by the Compensation Committee and approved by the Board of Directors.

Stock Options and Other Equity Grants. Consistent with our compensation philosophies related to performance-based compensation, long-term stockholder value creation and alignment of executive interests with those of stockholders, we make periodic grants of long-term compensation in the form of stock options to our executive officers, directors and others in the organization.

Stock options provide executive officers with the opportunity to purchase common stock at a price fixed on the grant date regardless of future market price. A stock option becomes valuable only if the common stock price increases above the option exercise price and the holder of the option remains employed during the period required for the option shares to vest. This provides an incentive for an option holder to remain employed by us. In addition, stock options link a significant portion of an employee’s compensation to stockholders’ interests by providing an incentive to achieve corporate goals and increase stockholder value. Under our Amended and Restated 2012 Stock Incentive Plan (the “2012 Plan”), we may also make grants of restricted stock awards, restricted stock units, performance share awards, performance unit awards and stock appreciation rights to officers and other employees. We adopted the 2012 Plan to give us flexibility in the types of awards that we could grant to our executive officers and other employees.

Restricted Stock Units. Consistent with our compensation philosophies related to performance-based compensation, long-term stockholder value creation and alignment of executive interests with those of stockholders, we make periodic grants of long-term compensation in the form of restricted stock units to our executive officers.

Restricted stock units provide executive officers with stock that is not fully transferable until certain conditions are met. Upon satisfaction of the conditions, the stock is no longer restricted, and becomes transferable to the officer.

Limited Perquisites; Other Benefits. We provide our employees with a full complement of employee benefits, including health and dental insurance, short term and long-term disability insurance, life insurance, a 401(k) plan, FSA flex plan and Section 125 plan.

Compensation Program for Executive Officers

On September 23, 2020, the Compensation Committee (the “Committee”) approved the elements of a compensation program for the executive officers of the Company. The Committee considered, and will continue to consider, best practices, marketplace, competitive and Company conditions when determining compensation levels.

The base salaries of the executive officers were increased by 15%, effective as of July 1, 2020, resulting in annualized base salaries of $460,000 for Carl Schwartz, the former Chief Executive Officer (“CEO”), and $345,000 for Bob Myers, the Chief Financial Officer (“CFO”). Thereafter, salaries were to be reviewed on or about February 28 of every year. Further, in recognition of various factors, including (i) the CEO and CFO not having received an incentive bonus opportunity for several years, (ii) recognition of the efforts of the officers for these years, and (iii) erosion of the amount of equity awards held by the CEO and CFO, including the reduced retention value inherent in those awards, the CEO and CFO were awarded a one-time, special interim grant of retention equity awards for 2020 on September 23, 2020. These awards consisted of 300,000 restricted stock units for the CEO and 100,000 restricted stock units for the CFO, payable in shares of common stock and vesting in equal annual installments over three years, subject to continued employment, with accelerated vesting upon certain events, including involuntary termination without cause, voluntary termination for good reason or retirement after at least eighteen months upon at least six months’ notice.

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In addition, the executive officers became eligible for an annual bonus and a long-term incentive program effective January 1, 2021. Based on Company and personal performance vs. annual objectives to be established by the officers and the Committee and to be evaluated by the Committee, the officers are granted an annual bonus opportunity ranging from 0% to 50% of base salary, or at the Board’s discretion, a higher percentage based on performance. Also, under the long-term incentive program, the officers are entitled to receive annual grants of restricted stock units on January 1 of each calendar year starting in 2021.

Long Term Incentive Plan for Executive Officers

On May 17, 2021, the Committee adopted and approved a 2021 Long Term Incentive Plan (the “LTIP”) to provide appropriate incentives to the Company’s executive officers over the critical three-year performance period consisting of fiscal years 2021, 2022 and 2023. Under the LTIP, the Company granted restricted stock units (“RSUs”) to the Company’s current CEO, J. Melville Engle, and its CFO, Bob Myers, pursuant to the Company’s Amended and Restated 2012 Stock Incentive Plan (as amended, the “Stock Incentive Plan”).

The LTIP awards consist of 300,000 RSUs for the CEO and 150,000 RSUs for the CFO granted as of May 17, 2021. Each RSU award consists of three equal tranches, corresponding to the three years in the performance period. These RSUs will vest on January 1, 2024, with the level of vesting of each tranche based on (1) the level of achievement of performance goals for the corresponding fiscal year (see below) and (2) continued employment of the executive through January 1, 2024. For each tranche, the RSUs will vest at the 100% level for performance at the target level; 50% for performance at the threshold level (with no vesting below the threshold level); and 150% for maximum performance (in other words, for maximum performance on both performance components in a fiscal year, the payout for that year would be 150% of the number of RSUs in the corresponding tranche). The level of vesting for each component is prorated between the threshold level and the target level, and between the target level and the maximum level. To the extent vested, the awards will be paid out on or before March 15, 2024, following the determination of the Company’s earnings per share in 2023. To the extent vested, the awards will be paid out in shares of common stock.

Performance-based vesting of the RSUs in the tranche for each fiscal year (100,000 RSUs per year for the CEO and 50,000 RSUs per year for the CFO) will be based equally on two components of performance:

(1)	Stock Price. A stock price component is based on the average closing share price of the Company’s common stock over the last 20 trading days of the fiscal year, as set forth in the LTIP.

(2)	Earnings (Loss) Per Share. An earnings component is based on the Company’s earnings (loss) per common share for that fiscal year, as set forth in the LTIP.

If the Committee determines that circumstances have changed and modification is required to reflect the original intent of the performance goals, the Committee may in its discretion increase (but not decrease) the number of RSUs that vest for any of the covered years.

On August 10, 2021, the stockholders approved an amendment to the Amended and Restated 2012 Stock Incentive Plan to increase the reserve of shares of common stock authorized for issuance thereunder by 1,500,000, to 3,250,000 shares. Therefore, all RSUs awarded under the LTIP will be paid in shares of common stock, rather than cash payments that might have been required had such plan amendment not been approved.

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Employment Contracts

Employment Agreement with Former Chief Executive Officer

On November 10, 2017, we entered into an employment agreement with Dr. Carl Schwartz, who has served as Chief Executive Officer since December 1, 2016. Under the agreement, the employment of Dr. Schwartz was at will.

On July 1, 2019, we entered into an amended employment agreement with Dr. Schwartz. The annualized base salary for Dr. Schwartz was $400,000 for both 2019 and 2018. Such base salary could be adjusted by us, but could not be reduced except in connection with a reduction imposed on substantially all employees as part of a general reduction.

On September 23, 2020, the Compensation Committee of the Board of Directors of the Company approved the elements of a compensation program for the executive officers of the Company. The base salaries of the executive officers were increased by 15%, effective as of July 1, 2020, resulting in an annualized base salary of $460,000 for Dr. Schwartz. In addition, Dr. Schwartz was awarded a one-time, special interim grant of retention equity awards for 2020 on September 23, 2020 of 300,000 restricted stock units payable in shares of common stock and vesting in equal annual installments over three years, subject to continued employment, with accelerated vesting upon certain events, including involuntary termination without cause, voluntary termination for good reason or retirement after at least eighteen months upon at least six months’ notice.

Retirement of Chief Executive Officer

On March 19, 2021, Dr. Schwartz retired through his resignation as the Chief Executive Officer of the Company. In connection with the resignation, Dr. Schwartz and the Company simultaneously entered into a Transition and Separation Agreement pursuant to which, among other things, Dr. Schwartz agreed to retire from his employment and resign as a member of the Board and to provide certain transition services to the Company in exchange for the issuance to Dr. Schwartz of 100,000 shares of common stock. The Company and Dr. Schwartz also entered into an Agreement and Release pursuant to which, among other things, Dr. Schwartz and the Company released each other from any and all claims each may have against the other, and the Company agreed to provide Dr. Schwartz with certain separation benefits, including $460,000 (gross) in severance pay, equal to one year of his base salary, and the vesting of the 300,000 restricted stock units previously granted to Dr. Schwartz.

Employment Agreement with Current Chief Executive Officer

On April 5, 2021, the Company and J. Melville Engle, the Company’s current Chief Executive Officer, entered into an Employment Agreement (the “Agreement”) effective as of March 19, 2021, the first date of Mr. Engle’s employment. Pursuant to the Agreement, Mr. Engle is entitled to an annual base salary of $475,000. He will also be eligible (i) to receive an annual cash bonus equal to up to 50% of his salary, or at the discretion of the Compensation Committee (the “Committee”) of the Company’s Board of Directors, a higher percentage based on his performance and (ii) to participate in a long-term incentive plan to be adopted and maintained by the Committee. Under the current long-term incentive plan, Mr. Engle will receive 100,000 restricted shares of Company common stock or restricted stock units for each of the next three calendar years of his employment, vesting over three years and subject to continued employment, with the amount that vests to be based on his performance. Mr. Engle will also be eligible to participate in the standard employee benefit plans generally available to executive employees of the Company, and, at the discretion of the Committee, to receive grants of stock options or other equity awards. Any grants of equity awards, including those above, will be made from the Company’s Amended and Restated 2012 Stock Incentive Plan or successor plans.

Under the Agreement, Mr. Engle’s employment by the Company is at-will. If his employment is terminated by the Company without “cause” or if he voluntarily resigns with “good reason” (in each case as defined in the Agreement), then Mr. Engle will be entitled to receive from the Company payment of his base salary then in effect through his last date of employment, plus accrued, unused vacation pay. In addition, Mr. Engle will be entitled to (a) severance pay in an amount equal to 12 months of his base salary then in effect, less applicable taxes and withholdings; and (b) a bonus payment on a pro-rata basis through the date of his termination.

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The Agreement also contains customary provisions with respect to confidentiality and intellectual property, in addition to ones prohibiting Mr. Engle from soliciting the Company’s employees and from engaging in certain activities that are competitive with the Company for a period of 12 months after termination of his employment.

Employment Agreement with Chief Financial Officer

On August 13, 2012, we entered into an employment agreement with Bob Myers, who has served as Chief Financial Officer since July 1, 2012. Under the agreement the employment of Mr. Myers is at will. Salary for Mr. Myers may be adjusted by us but may not be reduced except in connection with a reduction imposed on substantially all employees as part of a general reduction. He will also be eligible to receive an annual incentive bonus for each calendar year based on the attainment of certain objectives. Effective August 1, 2019, Mr. Myers received an annualized base salary of $300,000. The base salaries of the executive officers were increased by 15%, effective as of July 1, 2020, resulting in an annualized base salary of $345,000 for Mr. Myers.

On September 23, 2020, Mr. Myers was awarded a one-time, special grant of 100,000 restricted stock units payable in shares of common stock, vesting in equal annual installments over three years, subject to continued employment, with accelerated vesting upon certain events, including involuntary termination without cause, voluntary termination for good reason or retirement after at least eighteen months upon at least six months’ notice.

If we terminate Mr. Myers’ employment without “cause” or if he terminates his employment for “good reason” (in each case as defined in the Agreement), he shall be entitled to receive us severance pay in an amount equal to twelve months of base salary, less applicable taxes and withholdings. In that event, he will receive a bonus payment on a pro-rata basis through the date of termination and any accrued, unused vacation pay. During Mr. Myers employment and for twelve months thereafter, regardless of the reason for the termination, he may not engage in a competing business, as defined in the agreement and will not solicit any person to leave employment with us or solicit our clients or prospective clients with whom he worked, solicited, marketed, or obtained confidential information about during his employment with us, regarding services or products that are competitive with any of our services or products.

Potential Payments Upon Termination or Change of Control

Most of our stock option agreements provide for an acceleration of vesting in the event of a change in control as defined in the agreements and in the 2012 Stock Incentive Plan. However, the stock option agreements awarded to each of Messrs. Engle and Myers provide that upon the termination of such employee’s employment without cause or for good reason, such employee’s options shall become fully vested, and the vested shares may be purchased for up to five years after such termination (or such lesser period for the option if the remaining period of the option is less than five years after such termination). In addition, in the event of such employee’s retirement, death or disability, such employee’s options shall become fully vested, and the vested shares may be purchased for the entire remaining period of the option. Also, see “Employment Contracts” above for a description of certain severance compensation arrangements.

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DIRECTOR COMPENSATION

Director Compensation Program

Effective on June 17, 2020, the Board instituted a compensation program for the directors under which the directors receive awards of common stock and cash for service on the Board and committees. In each case, the total award consists of approximately 72% in value of common stock and 28% in cash, or at the election of the director, 100% in value of common stock. For Board service, each director receives a quarterly award of $8,333 on the last day of each quarter, or an annualized amount of $33,333 in awards. Additionally, directors receive a $10,000 award per year annually for three years. For each board committee, each director receives an additional annual award of $11,112. The Chairman receives an additional annual award of $20,835. Director compensation will continue to be paid to all members of the Board through December 31, 2021. Starting in 2022, director compensation will be limited to non-employee directors (directors who are not employees of the Company or any subsidiary and who do not receive regular long-term cash compensation as consultants). This compensation program replaces previous programs, described below, under which the directors received grants of stock options as compensation.

Prior to June 17, 2020, Board members were compensated with a quarterly and an annual stock options award program for all the directors under which they were awarded options to purchase $5,000 worth of shares of common stock at an exercise price determined by the close on the last day of the quarter. Additionally, the directors that served on a committee received options to purchase $10,000 worth of shares of common stock annually, per committee served. Further, effective on April 3, 2020, the Board instituted an annual stock options award program for the Chairman of the Board under which he/she would be awarded options to purchase $20,000 worth of shares of common stock.

Director Compensation Table for Fiscal 2020

The following table summarizes the compensation paid to each director who served during the fiscal year ended December 31, 2020:

	Fees Paid or Earned in Cash	Stock Awards (2)	Option Awards (1)		Total
J. Melville Engle	$3,000	$7,000	$60,542	(3)	$70,542
Carl Schwartz	$3,000	$7,000	$27,136	(4)	$37,136
Charles Nuzum Sr.	$-	$10,000	$25,061	(5)	$35,061
Daniel Handley	$3,000	$7,000	$27,136	(6)	$37,136
Gregory St. Clair Sr.	$3,000	$7,000	$16,710	(7)	$26,710
Nancy Chung-Welch	$3,000	$7,000	$25,061	(8)	$35,061
Richard Gabriel	$3,000	$7,000	$27,136	(9)	$37,136
Andrew Reding	$-	$-	$10,246	(10)	$10,246
Gerald John Vardzel Jr.	$3,000	$7,000	$6,248	(11)	$16,248
Pamela Prior	$-	$-	$6,248	(12)	$6,248

(1)	Represents the actual compensation cost granted during 2020 as determined pursuant to FASB ASC 718, Stock Compensation utilizing the assumptions discussed in Note 5, “Stockholder’s Equity, Stock Options, and Warrants,” in the notes to the financial statements included in this report.
(2) (3)

Represents the actual compensation cost granted during 2020 as determined pursuant to FASB ASC 718, Stock Compensation.

Mr. Engle was awarded options to purchase 60,153 shares of common stock both for serving on the Board and for participating on the Audit, Compensation and Governance Committees. Mr. Engle was awarded options to purchase 15,267 shares of common stock for serving as Chairman of the Board. Mr. Engle was awarded common stock equaling $7,000 in value based on the closing price on the day before issuance.

(4)	Dr. Schwartz was awarded options to purchase 32,846 shares of common stock both for serving on the Board and participating on the Merger & Acquisition Committee. Dr. Schwartz was awarded common stock equaling $7,000 in value based on the closing price on the day before issuance.

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(5)	Mr. Nuzum was awarded options to purchase 40,277 shares of common stock both for serving on the Board and for participating on the Audit and Compensation Committees. Mr. Nuzum was awarded common stock equaling $10,000 in value based on the closing price on the day before issuance.
(6)	Dr. Handley was awarded options to purchase 32,846 shares of common stock both for serving on the Board and for participating on the Governance Committee. Dr. Handley was awarded common stock equaling $7,000 in value based on the closing price on the day before issuance.
(7)	Mr. St. Clair was awarded options to purchase 26,623 shares of common stock both for serving on the Board and for participating on the Audit Committee. Mr. St. Clair was awarded common stock equaling $7,000 in value based on the closing price on the day before issuance.
(8)	Dr. Chung-Welch was awarded options to purchase 40,277 shares of common stock both for serving on the Board and for participating on the Compensation and Merger & Acquisition Committees. Dr. Chung-Welch was awarded common stock equaling $7,000 in value based on the closing price on the day before issuance.
(9)	Mr. Richard Gabriel was awarded options to purchase 32,846 shares of common stock both for serving on the Board and for participating on the Merger & Acquisition Committee. Mr. Gabriel was awarded common stock equaling $7,000 in value based on the closing price on the day before issuance.
(10)	Mr. Reding resigned from the Board effective July 8, 2020. Mr. Reding was awarded options to purchase 6,223 shares of common stock for serving on the Board.
(11)	Mr. Vardzel resigned from the Board effective June 8, 2020. Mr. Vardzel was awarded options to purchase 3,174 shares of common stock for serving on the Board.
(11)	Ms. Prior resigned from the Board effective June 16, 2020. Ms. Prior was awarded options to purchase 3,174 shares of common stock for serving on the Board.

PROPOSAL NO. 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected Baker Tilly Virchow Krause, LLP (“Baker Tilly”) as Predictive’s independent auditors for the fiscal year ending December 31, 2021 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Special Meeting. Representatives of Baker Tilly are expected to be present at the Special Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Second Amended and Restated Bylaws nor other governing documents or law require stockholder ratification of the selection of Baker Tilly as Predictive’s independent auditors. However, the Audit Committee of the Board is submitting the selection of Baker Tilly to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the majority of all shares present and entitled to vote on the matter, either in person or by proxy, will be required to ratify the selection of Baker Tilly. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. There will be no broker non-votes.

Principal accounting fees and services

In connection with the audit of the fiscal 2021 financial statements, Predictive entered into an engagement agreement with Baker Tilly, which sets forth the terms by which Baker Tilly will perform audit services for Predictive.

The following table represents aggregate fees billed to the Company (i) for the fiscal year ended December 31, 2020 by Baker Tilly and (i) for the fiscal year ended December 31, 2019 by Deloitte & Touche LLP (“Deloitte”), the Company’s principal accountants for those periods. All fees described below were approved by the Audit Committee.

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	2020	2019
Audit Fees (1)	$306,235	$530,128
Audit-Related Fees (2)	27,461	—
Tax Fees (3)	22,250	34,719
All Other Fees (4)	37,415	—
	$393,361	$564,847

(1) Audit Fees were principally for services rendered for the audit and/or review of Predictive’s consolidated financial statements. Also, includes fees for services rendered in connection with the filing of registration statements and other documents with the SEC, the issuance of accountant consents and comfort letters.

(2) Audit-related fees in 2020 consisted of fees related to providing predecessor auditor with required representations related to registration statements filed in 2020, and there were no audit-related fees in 2019.Includes 33,334 Restricted Stock Units vesting within 60 days of June 16, 2021. Includes options to purchase 47,478 shares that are exercisable within 60 days of June 16, 2021.

(3) Tax Fees consist of fees billed in the indicated year for professional services performed by Baker Tilly US, LLP with respect to tax compliance during 2020 and Deloitte with respect to tax compliance during 2019.

(4) All Other Fees consist of fees related to consulting services performed by Baker Tilly US, LLP provided prior to Baker Tilly US, LLP’s engagement as the Company’s independent registered public accounting firm. All services were provided prior to April 1, 2020 and were related to the audit closing process for the year ended December 31, 2019 as further described in the Company’s Form 8-K filing on April 30, 2020. There were no other fees in 2019.

Pre-approval policies and procedures

The Audit Committee is required to pre-approve the audit and non-audit services performed by Predictive’s independent auditors. The Audit Committee may not approve non-audit services prohibited by applicable regulations of the SEC if such services are to be provided contemporaneously while serving as independent auditors. The Audit Committee has delegated authority to the Chairman of the Audit Committee to approve the commencement of permissible non-audit related services to be performed by the independent auditors and the fees payable for such services, provided that the full Audit Committee subsequently ratifies and approves all such services. The Audit Committee has determined that the rendering of the services other than audit services by Baker Tilly is compatible with maintaining the principal accountant’s independence.

Resignation of Independent Registered Public Accounting Firm

On April 24, 2020, the Company dismissed Deloitte as the Company’s independent registered public accounting firm in connection with auditing the Company’s financial statements commencing fiscal year 2020. On April 24, 2020, the Audit Committee formally approved the engagement of Baker Tilly as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

The reports of Deloitte on the Company’s audited consolidated financial statements for the two most recent fiscal years ended December 31, 2019 and 2018 (the “Deloitte Reports”) did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. The Deloitte Reports did, however, include an explanatory paragraph related to the substantial doubt about the Company’s ability to continue as a going concern. During the Company’s two most recent fiscal years ended December 31, 2019 and 2018, and during the subsequent interim period preceding Deloitte’s dismissal, there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Deloitte would have caused Deloitte to make reference to the subject matter of the disagreements in connection with the Deloitte Reports.

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As disclosed in the Company’s Form 10-K for the year ended December 31, 2019 filed with the SEC on April 1, 2020 (the “2019 10-K”), in connection with its evaluation of the effectiveness of its internal control over financial reporting (as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934) as of December 31, 2019, the Company concluded that its internal control over financial reporting was not effective as of December 31, 2019 due to a material weakness. Management determined that the Company has not maintained adequate accounting resources with a sufficient understanding of U.S. GAAP to allow the Company to properly identify and account for new complex transactions. The Company’s activities to remediate this material weakness are disclosed in the 2019 10-K. Deloitte discussed this material weakness with the Audit Committee of the Board of Directors of the Company. The Company authorized Deloitte to respond fully to the inquiries by the successor independent registered public accounting firm concerning this material weakness.

The Company provided Deloitte with a copy of its Current Report on Form 8-K filed with the SEC on April 30, 2020 and disclosing Deloitte’s dismissal prior to its filing and requested that Deloitte furnish the Company with a letter addressed to the SEC stating whether Deloitte agrees with the above statements. A copy of the letter from Deloitte dated April 30, 2020 is filed with the Current Report as Exhibit 16.1.

Engagement of New Independent Registered Public Accounting Firm

As set forth above, concurrent with the decision to dismiss Deloitte as the Company’s independent registered public accounting firm, the Audit Committee approved the engagement of Baker Tilly as the Company’s new independent registered public accounting firm, subject to completion of its standard client acceptance procedures.

THE PREDICTIVE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF BAKER TILLY AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of October 26, 2021 (except where otherwise indicated) for:

•	each person, or group of affiliated persons, who are known by us to beneficially own more than 5% of the outstanding shares of common stock;

•	each of our directors;

•	each of the named executive officers, as identified in our Annual Report on Form 10-K filed with the SEC on March 15, 2021; and

•	all the current directors and executive officers as a group.

The number of shares owned, total shares beneficially owned, and the percentage of common stock beneficially owned below assumes 65,580,870 shares of our common stock outstanding on October 26, 2021.

Beneficial ownership is determined under SEC rules and includes sole or shared power to vote or dispose of shares of Company common stock. The number and percentage of shares beneficially owned by a person or entity also include shares of common stock subject to stock options that are currently exercisable or become exercisable within 60 days of October 26, 2021. However, these shares are not deemed to be outstanding for the purpose of computing the percentage of shares beneficially owned of any other person or entity. Except as indicated in footnotes to the table below or, where applicable, to the extent authority is shares by spouses under community property laws, the beneficial owners named in the table have, to our knowledge, sole voting and dispositive power with respect to all shares of common stock shown to be beneficially owned by them.

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Unless otherwise indicated, the address for each stockholder listed is: 2915 Commers Drive, Suite 900, Eagan, Minnesota 55121.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class

Officers and Directors

J. Melville Engle(2)	148,604	.23%
Bob Myers(3)	70,675	.11%
Charles Nuzum(4)	74,136	.11%
Gregory St. Clair(5)	58,468	.09%
Dr. Daniel Handley(6)	56,311	.09%
Dr. Nancy Chung-Welch(7)	64,370	.10%
Dr. Christina Jenkins	19,436	.03%
Raymond Vennare	9,512	.01%
All directors and executive officers as a group (8 persons)	501,512	.76%

5% Security Holders

Dr. Carl Schwartz(8)	2,265,099	3.45%

(1)	Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the number of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding.
(2)	Includes options to purchase 125,139 shares that are exercisable within 60 days of October 26, 2021.
(3)	Includes options to purchase 47,478 shares that are exercisable within 60 days of October 26, 2021.
(4)	Includes options to purchase 40,277 shares that are exercisable within 60 days of October 26, 2021.
(5)	Includes options to purchase 26,623 shares that are exercisable within 60 days of October 26, 2021.
(6)	Includes options to purchase 32,846 shares that are exercisable within 60 days of October 26, 2021.
(7)	Includes options to purchase 40,277 shares that are exercisable within 60 days of October 26, 2021.
(8)	Includes (i) 2,091,695 shares owned directly, and options to purchase 173,404 shares that are exercisable within 60 days of June 16, 2021.

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FORM 10-K

A COPY OF THE COMPANY’S FORM 10-K ANNUAL REPORT, AS AMENDED, AND ANY AMENDMENTS THERETO, FOR THE FISCAL YEAR ENDED DECEMBER 31, 2020 (WITHOUT EXHIBITS), ACCOMPANIES THIS NOTICE OF MEETING AND PROXY STATEMENT. NO PART OF THE ANNUAL REPORT IS INCORPORATED HEREIN AND NO PART THEREOF IS TO BE CONSIDERED PROXY SOLICITING MATERIAL. THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN REQUEST OF ANY SUCH PERSON, ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING THE FORM 10-K, UPON THE PAYMENT, IN ADVANCE, OF REASONABLE FEES RELATED TO THE COMPANY’S FURNISHING SUCH EXHIBIT(S). REQUESTS FOR COPIES OF SUCH EXHIBIT(S) SHOULD BE DIRECTED TO THE COMPANY’S SECRETARY AT 2915 COMMERS DRIVE, SUITE 900, EAGAN, MINNESOTA, 55121.

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OTHER MATTERS

The Board of Directors and management know of no other matters that will be presented for consideration at the Annual Meeting. However, since it is possible that matters of which the Board and management are not now aware may come before the meeting or any adjournment of the meeting, the proxies confer discretionary authority with respect to acting thereon, and the persons named in such properly executed proxies intend to vote, act and consent in accordance with their best judgment with respect thereto. Upon receipt of such proxies (in the form enclosed) in time for voting, the shares represented thereby will be voted as indicated thereon and in the proxy statement.

By Order of the Board of Directors

/s/ J. Melville Engle

J. Melville Engle
Chief Executive Officer

Eagan, Minnesota

November 5, 2021

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PREDICTIVE ONCOLOGY

PROXY TABULATOR: P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

	INTERNET Go To: **www.proxypush.com/POAI** • Cast your vote online • **Have your Proxy Card ready** • Follow the simple instructions to record your vote
	PHONE Call **1-866-243-5447** • Use any touch-tone telephone • **Have your Proxy Card ready** • Follow the simple recorded instructions
	MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided

Predictive Oncology Inc.

Annual Meeting of Stockholders

For Stockholders as of record on October 26, 2021

TIME: Thursday, December 23, 2021 03:00 PM, Central Time

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints J. Melville Engle and Bob Myers, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Predictive Oncology Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Predictive Oncology Inc.

Annual Meeting of Stockholders

Please make your marks like this: ☒ **Use dark black pencil or pen only**

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1 AND 2

	PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1	To elect two Class III members to the Board of Directors:				
		FOR	WITHHOLD		
	1.01 Christina L. Jenkins, MD	☐	☐		FOR
	1.02 Raymond F. Vennare	☐	☐		FOR
		FOR	AGAINST	ABSTAIN	
2.	To ratify the appointment of Baker Tilly Virchow Krause, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2021.	☐	☐	☐	FOR
3.	The transaction of such other business as may properly come before the meeting.				

Authorized Signatures - Must be completed for your instructions to be executed.
Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date